NEWS RELEASE
FOR IMMEDIATE RELEASE
COMPANY CONTACT:                                     INVESTOR CONTACT:
Matthew Knight                                       Matt Hayden/Brett Maas
Chief Executive Officer                              Hayden Communications, Inc.
(302) 456-6789                                       (843) 272-4653
www.sdix.com                                         brett@haydenir.com


   STRATEGIC DIAGNOSTICS NAMES ANTHONY J. SIMONETTA AS CHIEF FINANCIAL OFFICER

            - Former KPMG Partner brings 30 years experience to SDI -

NEWARK, DEL., FEBRUARY 2, 2005 - Strategic Diagnostics Inc. (Nasdaq: SDIX), a leading provider of antibody products and analytical test kits for the food-safety and water-quality markets, today announced that Anthony J. Simonetta has joined SDI as the Company's Chief Financial Officer.

Mr. Simonetta worked for 28 years with KPMG, ascending to the role of partner in the Philadelphia office. During his last three years with KPMG, Mr. Simonetta, a Certified Public Accountant, managed the business advisory practice group, consulting with numerous KPMG clients on business development tactics and strategies. Prior to this assignment, Mr. Simonetta was an audit partner, serving both public and private clients in the development and execution of financial audit plans. He left KPMG in 2002 and has continued to consult with private clients on business development strategy and execution. Mr. Simonetta is a veteran of the U.S. Navy and a graduate of Hofstra University. Mr. Simonetta also serves as Chairman of the Board for The Center for Autistic Children in Philadelphia.

Matthew Knight, President of SDI commented, "Attracting a candidate as qualified and experienced as Tony is a noteworthy achievement for our Company, and significantly enhances our management team. Tony's expertise in financial strategy and business development will play an integral role as we execute our growth strategy going forward. Tony will oversee each of our information-driven functions, including finance, accounting, information technology and human relations, and I am confident Tony will guide each of these functions in operating with efficient, well-defined processes. I'm thrilled to welcome Tony to the SDI team and look forward to a long and productive relationship."

Mr. Simonetta commented, "What is exciting about the SDI opportunity is how the Company is positioned to succeed in both the bio-services and bio-detection segments. SDI has an expertise in customized antibody production, a strong technology portfolio, broad spectrum of key diagnostic tests for the food safety and environmental sectors, and a blue chip customer list. The Company has done an excellent job managing cash flows and building operating leverage. I feel that my expertise will build on this foundation and increase the Company's ability to leverage more opportunities for growth. I am pleased to be a part of the team."

About Strategic Diagnostics Inc.
--------------------------------
SDI develops and markets biotechnology based detection solutions for a broad range of agricultural, industrial, environmental and water management applications. By leveraging its expertise in immunology, proteomics, bio-luminescence, and other bio-reactive technologies with innovative application and production capabilities, the Company is able to provide sophisticated diagnostic testing and immunoreagent systems to a diverse customer base serving multiple vertical markets. A comprehensive suite of detection products addresses the food safety and environmental sectors. SDI's test kits are produced in a variety of formats suitable for field and laboratory use, offering advantages of accuracy, cost-effectiveness, portability, and rapid response. The Strategic BioSolutions (SBS) division of SDI serves the Research, Human Diagnostic and pharmaceutical sectors with a wide range of services including complete outsourcing for the production of monoclonal and polyclonal antibodies used in commercialized products offered by leading diagnostic and pharmaceutical companies.

This news release contains forward-looking statements reflecting SDI's current expectations. When used in this press release, the words "anticipate", "could", "enable", "estimate", "intend", "expect", "believe", "potential", "will", "should", "project" "plan" and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of the Maine production facilities, inability to obtain or delays in obtaining third party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI's public filings with the U.S. Securities and Exchange Commission.